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                                EXHIBIT 10.4.2
                   COMPENSATION PLAN FOR OUTSIDE DIRECTORS

Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. In 1996, each director who was not an employee of the Company or Safeguard received an annual cash retainer of $6,000 and $500 for each Board meeting attended. Directors also were reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings or other Company business.